UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2009 (August 21, 2009)

DAIS ANALYTIC CORPORATION
(Exact name of Registrant as specified in its charter)

New York	333-152940	14-760865
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11552 Prosperous Drive Odessa, Florida 33556
(Address of principal executive offices) (Zip code)

(727) 375-8484
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2009, Dais Analytic Corporation (the “Company”), entered into a Exclusive Distribution Agreement (the “Agreement”) with Genertec America, Inc., a California corporation (“Genertec”), to grant Genertec the exclusive right to obtain, distribute and market three of the Company’s nanotechnology-based membrane products and related products in Great China, including main land China, Hong Kong, Macau and Taiwan (the “Territory”).  The Agreement provides that during the initial term of the Agreement, Genertec agreed to order and purchase the Company’s products in the aggregate amount of Two Hundred Million U.S. Dollars ($200,000,000).

Under the Agreement, the Company will supply and Genertec will distribute the Company’s products in the designated Territory on an exclusive basis.  Genertec agreed to purchase from the Company a minimum of the Company’s products during any contract year.  In the event Genertec fails to purchase such minimum in any given year, the Company may convert the exclusivity to Genertec into a non-exclusive basis or terminate the Agreement. Pursuant to the terms of the Agreement, Genertec will engage and appoint authorized person(s) or firm(s), to install, engineer, perform maintenance, sell and use the products within the Territory.  Genertec nor its designated Buyer is permitted to alter, decompile or modify the Company’s products in any way.  As consideration for entering into the Agreement, Genertec agreed to pay the Company a deposit in monthly installments beginning in September 2009 and continuing through April, 2010.  During the initial term of the Agreement, the Company and Genertec agreed to negotiate in good faith a royalty bearing license agreement whereby Genertec shall be granted a license to manufacture certain portions of the Company’s products in the Territory.

The initial term of the Agreement shall be for a period of five (5) years, commencing on August 21, 2009, unless earlier terminated.  Unless notice of termination is delivered to the respective parties 180 days prior to the expiration of the initial term, the Agreement will automatically renew for consecutive one (1) year periods.  The Company may terminate the Agreement in the event: (1) Genertec fails to pay the deposit as indicated, (2) that Genertec has not purchased a minimum amount of the Company’s products during any contract year, (3) breach by Genertec of its obligations under the Agreement, or (4) at the discretion of the Company, immediately upon the transfer of fifty percent (50%) or more of either the assets of the voting stock of Genertec to any third party.  Genertec may not assign the Agreement to any party without the prior written consent of the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

*10.1	Exclusive Distribution Agreement, dated August 21, 2009 between the Company and Genertec America, Inc.

*Confidential treatment is requested for certain portions of this exhibit pursuant to 17 C.F.R. Sections 200.8(b)(4) and 240.24b-2.

SIGNAUTRE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAIS ANALYTIC CORPORATION

August 27, 2009	By:	/s/ Timothy Tangredi
Timothy Tangredi
Chief Executive Officer, President and Chairman